Date: April 23, 2004	Exhibit 99.1

Contact: John	J. Griffith

Investor Relations Director

(402) 514-5336

Commercial Federal Announces Resignation of Robert J. Hutchinson, President and Chief Operating Officer

OMAHA, NE, April 23, 2004 – Commercial Federal Corporation (NYSE: CFB), the parent company of Commercial Federal Bank, one of the largest financial institutions in the Midwest, today announced the resignation of Robert J. Hutchinson, as president and chief operating officer. Mr. Hutchinson also resigned from the Commercial Federal Corporation board of directors. The resignation is effective immediately.

“Bob has made a number of contributions to the organization in the past three years. We very much appreciate the leadership that he helped provide,” said William A. Fitzgerald, chairman and chief executive officer.

Mr. Hutchinson had been with Commercial Federal since 2001.

“We have already begun a focused search for a new president and chief operating officer with strong branch and business banking skills, and would expect to make such an announcement within this quarter,” Mr. Fitzgerald added. “Given Commercial Federal’s strong potential for growth, our solid markets and central headquarters location in Omaha, we believe we will be able to attract the best and the brightest from the banking industry.”

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $12.2 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, and Internet banking.

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